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Exhibit 3.5

CERTIFICATE OF FORMATION

OF

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC

1.
The name of the limited liability company is Great American Cookie Company Franchising, LLC.

2.
The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Great American Cookie Company Franchising, LLC on this 4th day of February, 2004.

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC
By:	/s/ DEBORAH M. REUSCH
Name:	Deborah M. Reusch
Title:	Authorized Person

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CERTIFICATE OF FORMATION OF GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC